EXHIBIT 10.5

DESCRIPTION OF JANUARY 2005 OPTION AGREEMENT WITH MAX L. LUKENS

On January 3, 2005, in connection with his employment agreement, Max L. Lukens, President and Chief Executive Officer of Stewart & Stevenson Services, Inc. (the “Company”), was granted an option to purchase 100,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), under the Company’s 1988 Nonstatutory Stock Option Plan (the “1988 Plan”).  The 2005 Option has the same general terms specified in the option granted to Mr. Lukens in 2004 pursuant to his employment agreement, except that the per share exercise price of the 2005 Option is $19.05, the fair market value of a share of Common Stock on the grant date, and the option will be fully exercisable on January 3, 2006.  Other material terms of the 2005 Option are set forth below:

                Grant:     On January 3, 2005, Mr. Lukens was granted the 2005 Option under the 1988 Plan to purchase 100,000 shares of Common Stock at the purchase price of $19.05.

                Expiration of Option:      The 2005 Option terminates upon the earliest to occur of (i) January 3, 2015, (ii) the 30th day after Mr. Lukens’ employment is terminated for any reason other than death, Disability, Retirement, or for Cause (as such terms are defined in the 1988 Plan), (iii) the first anniversary of the termination of Mr. Lukens’ employment due to death, Disability or Retirement, or (iv) the date of termination of Mr. Lukens’ employment for Cause. If Mr. Lukens’ employment is terminated for any reason other than death, Disability, Retirement or Cause, the 2005 Option will not continue to vest after such termination of employment.

                Vesting of Option:     The 2005 Option is exercisable in full on January 3, 2006.  Notwithstanding the foregoing vesting schedule, upon Mr. Lukens’ death, Disability or Retirement prior to the expiration of the 2005 Option, the 2005 Option will be exercisable in full. Further, notwithstanding the foregoing vesting schedule or any provision of the 1988 Plan:

•                                          upon the occurrence of a “change in control” (as defined in the Mr. Lukens’ severance agreement with the Company) prior to the expiration of the 2005 Option, the 2005 Option will be exercisable in full; and

•                                          upon the termination of Mr. Lukens’ employment other than for “cause” or by Mr. Lukens for “good reason” (as such terms are defined in his employment agreement) prior to the expiration of the 2005 Option, the 2005 Option will be exercisable in full.

                Certain Terminations Agreed to Constitute Retirement:      Any termination of Mr. Lukens’ employment by the Company without “cause” or by Mr. Lukens for “good reason” (as such terms are defined in his employment agreement) prior to the expiration of the 2005 Option will be treated as a Retirement.